Exhibit 10.2

ENLIVEN THERAPEUTICS, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made between Enliven Therapeutics, Inc. (the “Company”) and Richard Fair (the “Executive”), effective as of December 11, 2025 (the “Effective Date”).

This Agreement provides certain protections to the Executive in connection with a change in control of the Company or in connection with the involuntary termination of the Executive’s employment under the circumstances described in this Agreement. Certain capitalized terms are defined in Section 7 of this Agreement.

The Company and the Executive agree as follows:

1. Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto, or if earlier, upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3. Severance Benefits.

(a) Qualifying Non-CIC Termination. On a Qualifying Non-CIC Termination, the Executive will be eligible to receive the following payments and benefits from the Company:

(i) Salary Severance. Continuing payment of Executive’s Salary in accordance with Company’s standard payroll procedures for a period of twelve (12) months, in each case subject to applicable withholdings.

(ii) Prior Year Bonus. If the effective date of the Executive’s termination of employment with the Company (the “Termination Date”) occurs after the end of a fiscal year but before the date the bonus for such fiscal year is paid, a single, lump sum payment equal to the Prior Year Bonus.

(iii) COBRA Coverage. Subject to Section 3(d), the Company will pay the premiums for coverage under COBRA for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) a period of twelve (12) months from the Termination Date, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(iv) Exercise Deadline. The deadline for Executive to exercise any vested and outstanding stock option awards issued by the Company will, subject to the terms of the applicable Company equity plan underlying such stock option, be extended to the earlier to occur of (A) the one-year anniversary of the Termination Date; and (B) the maximum term of the applicable stock option grant.

(b) Qualifying CIC Termination. On a Qualifying CIC Termination during the Change in Control Period, the Executive will be eligible to receive the following payments and benefits from the Company:

(i) Salary Severance. A single, lump sum payment equal to twenty-four (24) months of the Executive’s Salary, less applicable withholdings.

(ii) Bonus Severance. A single, lump sum payment equal to 150% of Executive’s Target Bonus, plus, if the Termination Date occurs after the end of a fiscal year but before the date the bonus for such fiscal year is paid, a single, lump sum payment equal to the Prior Year Bonus.

(iii) COBRA Coverage. Subject to Section 3(d), the Company will provide COBRA Coverage until the earliest of (A) a period of eighteen (18) months from the Termination Date, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(iv) Equity Vesting Acceleration. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding compensatory equity awards issued by the Company. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at target.

(v) Exercise Deadline. The deadline for Executive to exercise any vested and outstanding stock option awards (including any options that become vested pursuant to subclause (iv) above) will, subject to the terms of the applicable Company equity plan underlying such stock option, be extended to the earlier to occur of (A) the one-year anniversary of the Termination Date; and (B) the maximum term of the applicable stock option grant.

(c) Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment with the Company Group is not a Qualifying Termination, then the Executive will not be entitled to receive severance or other benefits.

(d) Conditions to Receipt of COBRA Coverage. The Executive’s receipt of COBRA Coverage is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for the Executive and any of eligible dependents of the Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Coverage period. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the COBRA Replacement Payments or any further COBRA Coverage.

(e) Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Pre-CIC Termination, any severance payments and benefits to be provided to the Executive under Section 3(b) will be reduced by any amounts that already were provided to the Executive under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.

(f) Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death.

(g) Transfer Between Members of the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.

(h) Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

4. Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements, as well as all vested equity under the terms of the equity award agreements granted to Executive by any member of the Company Group.

5. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the sixtieth (60th) day following the Executive’s Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.

(b) Payment Timing. Any lump sum payments under Sections 3(a) and 3(b) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 5(d) below. Any taxable installments of any COBRA-related severance benefits that otherwise would have been made to the Executive on or before the Severance Start Date will be paid on the Severance Start Date, and any remaining installments thereafter will be provided as specified in the Agreement. Any restricted stock units, performance shares, performance units, and/or similar full value awards that accelerate vesting under Section 3(b)(iv) (as applicable) will be settled (x) on a date no later than ten (10) days following the date the Release becomes effective and irrevocable, or, (y) if later, in the event of a Qualifying Pre-CIC Termination, on a date no later than the Change in Control.

(c) Return of Company Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive returning all documents containing the Company’s confidential and proprietary information and other property provided to the Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Executive), developed or obtained by the Executive in connection with his or her employment with the Company Group, or otherwise belonging to the Company Group.

(d) Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Termination Date. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

(e) Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive resigning from all officer and director positions with all members of the Company Group and the Executive executing any documents the Company may require in connection with the same.

6. Limitation on Payments.

(a) Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.

(b) Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 6, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 6. The Company will have no liability to the Executive for the determinations of the Firm.

7. Definitions. The following terms referred to in this Agreement will have the following meanings:

(a) “Board” means the Company’s Board of Directors.

(b) “Cause” means:

(i) any material breach by Executive of any material written agreement between Executive and any member of the Company Group, and Executive’s failure to cure such breach to the Company’s reasonable satisfaction within thirty (30) days after receiving written notice thereof;

(ii) any failure by Executive to comply with the Company’s material written policies or rules as they may be in effect from time to time, which failure is not remedied by Executive within thirty (30) days after receiving written notice thereof;

(iii) Executive’s repeated failure to follow reasonable and lawful instructions from the Company and Executive’s failure to cure such condition within thirty (30) days after receiving written notice thereof;

(iv) Executive’s conviction of, or plea of guilty or nolo contendre to, a felony, any crime involving fraud, embezzlement or any other act of moral turpitude, or any crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company;

(v) Executive’s willful misconduct that causes material damage to the Company’s business, property or reputation;

(vi) Executive’s intentional unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with any member of the Company Group; or

(vii) Executive’s gross misconduct in connection with the performance of his duties for the Company or that causes material damage to the Company’s business, property or reputation.

(c) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company, will not be considered a Change in Control; or

(ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) “Change in Control Period” means the period beginning three (3) months prior to a Change in Control and ending twelve (12) months following a Change in Control.

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company Group” means the Company and any subsidiaries of the Company.

(h) “Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.

(i) “Employment Agreement” means the Employment Agreement, dated as of the Effective Date, between the Company and Executive.

(j) “Good Reason” means the termination of the Executive’s employment with the Company Group by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction (for avoidance of doubt, if Executive has public reporting responsibilities prior to a Change in Control, not having similar responsibilities with a publicly-traded parent entity following such Change in Control will be considered a material reduction of duties, authority or responsibilities); (ii) a reduction by a Company Group member in the Executive’s rate of annual base salary by more than 10%; provided, however, that, a reduction of annual base salary by no more than 20% that also applies to substantially all other executives of the Company Group members will not constitute “Good Reason”; (iii) a reduction by a Company Group member in the Executive’s rate of Target Bonus by more than 10%; provided, however, that, a reduction of Target Bonus by no more than 20% that also applies to substantially all other executives of the Company Group members will not constitute “Good Reason”; (iv) a material breach by the Company of its obligations under the Employment Agreement or the Indemnification Agreement; (v) a material change in the geographic location of the Executive’s primary work facility or location by more than thirty-five (35) miles from the Executive’s then present location; provided, that a relocation to a location that is within thirty-five (35) miles from the Executive’s then-present primary residence will not be considered a material change in geographic location; provided further, that if the Executive is permitted to primarily work remotely, termination of such remote worker status will be considered a material change in geographic location; or (vi) failure of a successor corporation to assume the obligations under this Agreement as contemplated by Section 8. In order for the termination of the Executive’s employment with a Company Group member to be for Good Reason, the Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and the Executive must terminate the Executive’s employment within thirty (30) days following the Cure Period.

(k) “Indemnification Agreement” means the Indemnification Agreement, dated as of the Effective Date, between the Company and Executive.

(l) “Prior Year Bonus” means, if the Termination Date occurs after the end of a fiscal year but before the date the bonus for such fiscal year is paid, the amount of the bonus that Executive would have earned for such prior fiscal year under the terms of the Employment Agreement had Executive remained employed through the payment date of such bonus.

(m) “Qualifying Pre-CIC Termination” means a Qualifying CIC Termination that occurs prior to the date of the Change in Control.

(n) “Qualifying Termination” means a termination of the Executive’s employment either (i) by a Company Group member without Cause (excluding by reason of Executive’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”) or outside of the Change in Control Period (a “Qualifying Non-CIC Termination”).

(o) “Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

(p) “Target Bonus” means Executive’s annual (or annualized, as applicable) target bonus in effect immediately prior to Executive’s Qualifying Termination or, if greater, Executive’s annual (or annualized, if applicable) target bonus in effect immediately prior to the Change in Control.

8. Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.

9. Notice.

(a) General. All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) twenty-four (24) hours after confirmed facsimile transmission, (iv) one (1) business day after deposit with a recognized overnight courier, or (v) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:

Enliven Therapeutics, Inc.

6200 Lookout Rd.

Boulder, CO 80301

Attention: General Counsel

(b) Notice of Termination. Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of the notice).

10. Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 3(e).

(b) Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.

(e) Choice of Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, without regard to its conflicts of laws provisions.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(g) Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	ENLIVEN THERAPEUTICS, INC.

	By:	/s/ Jake Bauer
	Name:	Jake Bauer
	Title:	Director, on behalf of Enliven Therapeutics, Inc.

Date: December 9, 2025

EXECUTIVE	/s/ Richard Fair
Richard Fair

Date: December 9, 2025